Exhibit Index

EXHIBIT NO. (99) Press release, dated April 23, 2009 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC

REPORTS FIRST QUARTER 2009 RESULTS

Bluffton, Indiana – April 23, 2009 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.17 for the first quarter 2009, a decrease of 51 percent compared to 2008 first quarter earnings per share of $0.35. Earnings per share before restructuring charges were $0.19, a decrease of 46 percent versus the prior year. First quarter 2009 sales were $149.8 million, a decrease of 15 percent compared to first quarter 2008 sales of $176.0 million.

Scott Trumbull, Franklin Chairman and Chief Executive commented:

“The major factor causing our earnings decline during the first quarter of 2009 was the sales volume reduction that we experienced as a result of the continuing recession. The ongoing slump in housing combined with our customer’s desire to reduce their inventories both contributed to soft end market demand and fewer shipments for the Company’s products in the first quarter. Additionally, our first quarter 2009 sales were lower by $13.3 million versus the first quarter 2008 due to foreign currency translations as a result of a stronger U.S. dollar.”

Key Performance Indicators:

Earnings and Earnings Per Share
Before and After Restructuring Expense	For the First Quarter
(in Million US$ except Earnings Per Share)	2008	2009	Change

Net Income attributable to FE Co.,Inc.	$ 8.1	$ 3.8	-53%

Restructuring Expense (Before Tax)	$ 0.1	$ 0.9	800%

Average Fully Diluted Shares Outstanding	23.293	23.139	-1%

Fully Diluted Earnings Per Share Reported	$ 0.35	$ 0.17	-51%

Restructuring Expense Per Share	$ -	$ 0.02

Fully Diluted Earnings Per Share Before Restructuring Expense	$ 0.35	$ 0.19	-46%

Net Sales	1Q 2009 vs. 1Q 2008
(in Million US$)	Water	Fueling	Consolidated

Sales for 2008	$136.7	$39.3	$176.0

Acquisitions	$6.0	$-	$6.0
Foreign Exchange	$(12.8)	$(0.5)	$(13.3)
Organic Change	$(15.5)	$(3.4)	$(18.9)

Sales for 2009	$114.4	$35.4	$149.8

Operating Income and Margins
Before and After Restructuring Expense
(in Million US$)	1st Quarter 2009
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$9.6	$7.0	$(8.7)	$7.9
Restructuring Expense	$0.9	$-	$-	$0.9
Operating Income before Restructuring Expense	$10.5	$7.0	$(8.7)	$8.8
% Operating Income To Net Sales	8.4%	19.8%		5.3%
% Operating Income Before Restructuring Expense To Net Sales	9.2%	19.8%		5.9%

	1st Quarter 2008
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$15.2	$9.0	$(9.1)	$15.1
Restructuring Expense	$-	$-	$-	$-
Operating Income before Restructuring Expense	$15.2	$9.0	$(9.1)	$15.1
% Operating Income To Net Sales	11.1%	22.9%		8.6%
% Operating Income Before Restructuring Expense To Net Sales	11.1%	22.9%		8.6%

Water Systems

Water Systems represent about 75 percent of the Company’s total sales. During the first quarter 2009, Water Systems revenues declined by 16 percent overall and by 11 percent organically before the impact of foreign currency translations. Virtually the entire organic sales decline occurred as a result of weakness in the U.S. and Canada markets which represents about half of total Water Systems sales. Based on trade association data, management estimates that first quarter industry wide groundwater pump sales were down more than 33 percent versus the prior year. While the Company’s sales did not decline as much, sales nevertheless were impacted by the extraordinary drop in the overall market. Management believes the industry sales decline was caused by the ongoing slump in housing, with housing starts off by about 50 percent versus first quarter 2008.  In addition, downstream distributor and contractor customers reduced inventories during the quarter which negatively impacted shipments.

International water sales represent about half of the Water Systems revenues and were up about 3 percent in local currencies but were negatively impacted by $12.8 million due to foreign currency translations. During the quarter, organic sales growth in Asia/Pacific, Latin America and Southern Africa offset a decline in Europe and the Middle East. Additionally, the Company completed the acquisition of 75 percent of Vertical S.p.A in Italy during the quarter as the Company continues to focus on building product capability while expanding international reach. Vertical’s performance met Company expectations in the first quarter.

Operating income for Water Systems declined to 9.2 percent of sales before restructuring expenses versus 11.1 percent in the first quarter 2008. Selling, general and administrative (SG&A) expenses before the impact of acquisitions were lower by $2.6 million which partially offset the impact of lower sales volumes.

Fueling Systems

Fueling Systems represent about 25 percent of the Company’s total revenues, and sales in this segment declined by about 10 percent during the quarter. Fueling Systems sales in the U.S. grew by about 2 percent, with sales growth in California offsetting an 8 percent decline in the balance of the country. Fueling sales in international markets declined sharply during the quarter because last year in the first quarter there were heavy shipments of vapor control systems to the Beijing area as part of China’s program to reduce air pollution prior to the Summer Olympics. The Company is encouraged that in March overall Fueling sales were up 19 percent versus March 2008 as station owners in California continued their capital spending projects to comply with that state’s vapor control mandate, and station owners outside of California also moved ahead with upgrade, replacement and expansion projects.

Management estimates that at the end of the first quarter 2009, approximately two thirds of the California filling stations requiring vapor recovery retrofit were completed and that the Company’s market share of these retrofits was approximately 90 percent. Of the roughly 4,100 stations remaining to complete the retrofit, the Company expects to win an approximately 60 to 70 percent share and that approximately 80 percent of the remaining station conversions will take place in the second and third quarters of 2009.

Operating margins in Fueling Systems were 19.8 percent of sales in the first quarter 2009 versus 22.9 percent of sales in the first quarter 2008, primarily attributable to lost leverage on the SG&A expenses from lower sales volumes.

The Company’s consolidated gross profit was $43.2 million for the first quarter of 2009, down $8.3 million from $51.5 million in the first quarter of 2008. The gross profit margin decreased to 28.8 percent for the first quarter of 2009 from 29.2 percent for the first quarter of 2008, a decline of only 40 basis points. Gross profit margins remained nearly unchanged in the quarter in spite of the significant sales volume reduction as year over year price increases in both the Water and Fueling segments exceeded cost increases.

During the first quarter 2009, SG&A expenses decreased by $1.9 million consistent with management’s fixed cost reduction initiatives started in the fourth quarter of 2008.

Restructuring expenses for the first quarter of 2009 were approximately $0.9 million and reduced diluted earnings per share by approximately $0.02 per share. Restructuring expenses include severance and other employee expenses as well as manufacturing equipment relocation costs.

Due to the seasonality of our businesses, the Company generally uses cash in the first half of the year and generates cash in the second half of the year. The Company used $24.3 million less cash in operations in the first quarter 2009 versus the first quarter 2008 and, in addition, capital spending levels decreased by $3.7 million in the quarter versus a year ago

The Company believes that cash on hand, internally generated funds and existing credit arrangements provide sufficient liquidity to meet current commitments and service existing debt. At the end of the first quarter 2009, the Company’s ratio of gross debt divided by earnings before interest, taxes, depreciation and amortization (EBITDA) was 2.2 versus 2.4 at the end of the first quarter 2008. The Company’s revolving loan agreement with its banks is in place until the end of 2011 and the Company has no scheduled principal payments on its long term debt until 2015.

Mr. Trumbull added:

“Given the uncertainty related to the global recession, and the impacts on our customers, it is very difficult to predict 2009 sales levels. However, as we indicated in our fourth quarter 2008 earnings release, we are managing the Company for cost reductions and liquidity. We have aggressive cost reduction efforts in place in three broad categories:

1)
Reductions in raw material prices, including copper, steel, resins, petroleum and purchased components. We believe for the balance of 2009, these reductions will result in approximately $5 to $7 million of cost benefits depending on the required manufactured volume and sales mix of our products.

2)
Direct labor costs reductions resulting from the move of our Siloam Springs, Arkansas factory to Linares, Mexico. We will be moving 325,000 man hours during 2009 with an average labor savings of $16 per hour. We believe that for the balance of 2009 this will result in $3 to $5 million in cost reductions depending on the required manufactured volume and sales mix of our products.

3)
Fixed costs reductions which include curtailing manufacturing fixed costs in Siloam Springs, a reduction of our global salary headcount of approximately 8 percent, and reductions in employee benefits and other discretionary spending. We believe for the balance of 2009 these fixed costs initiatives, including the impact of the stronger dollar, will result in reductions of about $15 million including the added expenses of acquisitions.

In total, the Company expects to realize 2009 cost savings of between $23 and $27 million. We are confident we can obtain these savings, which will be realized primarily in the last two quarters of the year.

Nothing that we are doing to reduce costs will jeopardize our reputation for superior quality and customer service. Our response to this recession will enable us to emerge a leaner enterprise with lower SG&A and fixed manufacturing costs—and thus a lower breakeven point.”

A conference call to review earnings and other developments in the business will commence Thursday, April 23, 2009 at approximately 8:30 a.m. EST. The first quarter 2009 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:
 http://investor.shareholder.com/media/eventdetail.cfm?eventid=67670&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-627-6562 for domestic calls and 719-325-4919 for international calls.

A replay of the conference call will be available until midnight EDT on April 30, 2009, by dialing 888-203-1112 for domestic calls and 719-457-0820 for international calls. The replay passcode is 4545282.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of restructuring expense per share, net income per share before restructuring expense, operating income before restructuring expense and percent operating income before restructuring expense to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

The Company presents the non-GAAP measure gross debt to EBITDA ratio because it is an important covenant in the Company's principal credit agreements that is closely monitored by management. A table showing how EBITDA (earnings before interest, taxes, depreciation and amortization) is derived from net income and the calculation of the ratio follows the financial statements included in this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2009, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	First Quarter Ended
	April 4, 2009	March 29, 2008

Net sales	$149,797	$176,010

Cost of sales	106,601	124,551

Gross profit	43,196	51,459

Selling, general and administrative expenses	34,449	36,311

Restructuring expense	891	82

Operating income	7,856	15,066

Interest expense	(2,373)	(2,624)
Other income	260	602
Foreign exchange gain/(loss)	108	(327)

Income before income taxes	5,851	12,717

Income taxes	1,800	4,438

Net income	$4,051	$8,279

Less: Net income attributable to the noncontrolling interest	(204)	(131)

Net income attributable to Franklin Electric Co., Inc.	$3,847	$8,148

Net income per share attributable to Franklin Electric Co., Inc.:
Basic	$0.17	$0.35
Diluted	$0.17	$0.35

Weighted average shares and equivalent
shares outstanding:
Basic	23,014	23,030
Diluted	23,139	23,293

Footnote regarding presentation:
The Company has adopted SFAS No. 160, "Non-Controlling Interests in Consolidated Financial Statements" as of fiscal 2009 and has included the required changes in the presentation of its first quarter financial statements. Franklin Electric currently has two subsidiaries impacted by the new standard each of which are 75 percent owned by the Company and 25 percent owned by minority shareholders (i.e., the non-controlling interest). The change to the Statements of Income includes the separate presentation of net income attributable to the non-controlling interest in its subsidiaries previously included in the “other income” line of the Statement of Income. The change to the Statements of Cash Flow includes net income before net income attributable to the non-controlling interest in the presentation of cash from operating activities. The change to the Balance Sheets was to reclassify non-controlling interest from other long-term liabilities to shareowners' equity.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	April 04, 2009	Jan. 03, 2009
ASSETS:

Cash and equivalents	$45,201	$46,934
Receivables	89,467	68,048
Inventories	168,922	169,873
Other current assets	32,985	32,805
Total current assets	336,575	317,660

Property, plant and equipment, net	148,847	144,535
Goodwill and other assets	246,161	231,862
Total assets	$731,583	$694,057

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$33,921	$24,505
Accrued liabilities	47,929	56,230
Current maturities of long-term
debt and short-term borrowings	58,980	677
Total current liabilities	140,830	81,412

Long-term debt	153,050	185,528
Deferred income taxes	5,069	4,161
Employee benefit plan obligations	69,278	69,142
Other long-term liabilities	5,073	3,707

Redeemable noncontrolling interest	6,689	-

Shareowners' equity	351,594	350,107
Total liabilities and shareowners' equity	$731,583	$694,057

Footnote regarding presentation:
See footnote on page 7 regarding the adoption of SFAS 160 and change in the statement presentation above.

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	April 4, 2009	March 29, 2008

Cash flows from operating activities:
Net income	$4,051	$8,279
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	6,149	6,229
Share based compensation	2,155	1,106
Deferred income taxes	(311)	(126)
Loss on disposals of plant and equipment	14	42
Changes in assets and liabilities:
Receivables	(14,678)	(30,047)
Inventories	3,719	(4,141)
Accounts payable and other accrued expenses	(2,490)	(5,222)
Income taxes	963	1,351
Excess tax from share-based payment arrangements	-	(64)
Employee benefit plans	543	(639)
Other	(1,104)	(2,052)
Net cash flows from operating activities	(989)	(25,284)
Cash flows from investing activities:
Additions to property, plant and equipment	(3,108)	(6,758)
Proceeds from sale of plant and equipment	-	10
Additions to other assets	-	(500)
Purchases of securities	-	(9,000)
Proceeds from sale of securities	-	9,000
Cash paid for acquisitions, net of cash acquired	(16,767)	(35,465)
Net cash flows from investing activities	(19,875)	(42,713)
Cash flows from financing activities:
Proceeds from short-term debt	23,000	45,000
Repayment of long-term debt	(251)	(126)
Proceeds from issuance of common stock	-	176
Excess tax from share-based payment arrangements	-	64
Purchases of common stock	-	(7,813)
Dividends paid	(2,877)	(2,771)
Net cash flows from financing activities	19,872	34,530
Effect of exchange rate changes on cash and equivalents	(741)	1,838
Net change in cash and equivalents	(1,733)	(31,629)
Cash and equivalents at beginning of period	46,934	65,252
Cash and equivalents at end of period	$45,201	$33,623

Footnote regarding presentation:
See footnote on page 7 regarding the adoption of SFAS 160 and change in the statement presentation above.

EBITDA reconciliation to net income (unaudited)
(in Million US$)	For LTM Ended Q1
	2008	2009

Net income (as reported)	$31.9	$39.8
Depreciation and amortization	$21.9	$24.1
Interest expense, net	$9.5	$10.8
Provision for income taxes	$17.1	$20.3
Estimated EBITDA for acquisitions (a)	$5.6	$3.2
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$86.0	$98.2

Total debt (as reported)	$207.8	$212.1

Total debt divided by EBITDA	2.4	2.2

The Company presents the non-GAAP measure gross debt to EBITDA ratio because it is an important covenant in the Company's principal credit agreements that is closely monitored by management. A table showing how EBITDA (earnings before interest, taxes, depreciation and amortization) is derived from net income and the calculation of the ratio follows the financial statements included in this press release.

(a) For 2008, includes impact of Monarch, Pump Brands, and Industrias Schneider acquisitions. For 2009, includes impact of Vertical acquisition.

Calculation of LTM (last twelve months)		Depreciation	Interest	Provision for
	Net Income	& Amortization	Expense	Income Taxes
Full year 2007	$28.7	$20.4	$8.1	$15.4
less: First quarter 2007	$4.9	$4.7	$1.2	$2.7
add: First quarter 2008	$8.1	$6.2	$2.6	$4.4
LTM	$31.9	$21.9	$9.5	$17.1

Full year 2008	$44.1	$24.2	$11.0	$22.9
less: First quarter 2008	$8.1	$6.2	$2.6	$4.4
add: First quarter 2009	$3.8	$6.1	$2.4	$1.8
LTM	$39.8	$24.1	$10.8	$20.3